CannaSys Appoints Benjamin Tyson, CEO of Beta Killers, to Board of Directors

(PRWEB) September 20, 2017

CannaSys, Inc. (OTC QB: MJTK) (“CannaSys”), a marketing, branding, and technology company, today announced its appointment of Benjamin Tyson, the CEO of Beta Killers LLC, the creators and developers of the Citizen Toke marketing platform, to the board of directors.

Benjamin Tyson and his team have been instrumental thus far in the development of the Citizen Toke platform and growth of Cannasys. “We are focused on increasing the value of our product offerings to retailers, products, brands, and users in the cannabis industry as well as in other verticals. Ben’s vision and technical acumen is exactly what is needed to steer our overarching product development objectives,” commented Patrick Burke, CannaSys’s Chief Executive Officer.

Beta Killers is an innovation laboratory focused on changing and improving the ways consumers and businesses interact in a rapidly-changing technology landscape. They have had multiple successful technologies released in the SMS and cannabis space. “I’m happy to be more intimately involved in the operations and decision making process for CannaSys, as I see major opportunities in integrating more technologies and products with the Citizen Toke platform to better serve our customers and users,” said Benjamin Tyson.

Citizen Toke offers exclusive, instant, location-based, gamified promotions for cannabis retailers looking to more intimately connect with their consumers directly through SMS. Citizen Toke is an efficient means for retail centers to communicate exclusive promotions to their consumers and to extend brand awareness to current and potentially new customers. More details on the technology and business plan of Citizen Toke can be found at White Paper.

CannaSys and its board and senior management remain committed to creating long-term shareholder value and will provide timely updates to shareholders as they occur.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered “software as a service” to facilitate point-of-purchase transactions and customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit http://www.cannasys.com and http://www.citizentoke.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.